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                                                                    EXHIBIT 3.12


                           ARTICLES OF INCORPORATION
                                       OF
                  HERBALIFE INTERNATIONAL COMMUNICATIONS, INC.

     ONE: The name of this corporation is Herbalife International Communications, Inc.

     TWO: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

     THREE: The name and address of this corporation's initial agent for service of process is:

          Patti Berman
          9800 La Cienega Boulevard, 13th Floor
          Ingelwood, California, 90301

     FOUR: This corporation is authorized to issue one class of shares of stock; the total number of said shares is 1,000.

     FIVE: The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     SIX: This corporation is authorized to indemnify the directors and officers of this corporation to the fullest extent permissible under California law.

     Dated:  November 21, 1994

                                                       /s/  S. A. Morgan
                                                    ----------------------------
                                                       S.A. Morgan, Incorporator